Exhibit 99.1

Intrexon Announces Fourth Quarter and Full Year 2017 Financial Results

– Quarterly GAAP revenues of $77.0 million and net loss attributable to Intrexon of $27.3 million including non-cash charges of $41.5 million –

– Adjusted EBITDA of $13.7 million –

GERMANTOWN, MD, March 1, 2018 – Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced its fourth quarter and full year financial results for 2017.

2017 Business Highlights

•	Intrexon’s energy team achieved cash positive scalable yields in two multibillion-dollar hydrocarbons from its Methane Bioconversion Platform (MBP), along with increasing yields on other targets;

•	Precigen, a wholly owned subsidiary, commenced a therapeutic vaccine program based on its AdenoVerse™ platform and established a generalized system for Point of Care CAR-T cells that, based on in vitro and in vivo studies, offers the promise of outperforming currently available approaches, at considerably lower COGS. Additionally, the team has developed numerous therapeutic candidates targeting not only cancer but also autoimmune and infectious targets, while preparing for the commencement of multiple clinical trials in 2018;

•	In connection with its planned evolution, Intrexon decentralized its organization to consist of a ‘core Intrexon’ (consisting of its purely scientific units) and a number of enterprises with management structures designed to drive shareholder value through commercialization, including through partnering transactions or potential spin out transaction, shifting the emphasis of Intrexon’s business model away from partnering early stage programs and focusing on the partnering of mature programs and platforms;

•	Partnering programs were commenced and are ongoing on four mature programs or platforms, including MBP and Intrexon Crop Protection;

•	Collaborator Ziopharm Oncology, Inc. (Nasdaq: ZIOP) announced the dosing of the first patient in a Phase 1 study of its gene therapy Ad-RTS-hIL-12 + veledimex for the treatment of pediatric brain tumors. Additionally, Ziopharm’s Phase 1 trial of CD33-specific chimeric antigen receptor T cell (CAR-T) therapy targeting relapsed or refractory acute myeloid leukemia is enrolling patients;

•	Xogenex, a majority-owned subsidiary of Precigen, was authorized by the U.S. Food and Drug Administration (FDA) to commence its Phase 1 trial of the gene therapy INXN-4001, which we believe is the world’s first multigene cardiac therapeutic candidate expressing proteins from three effector genes for the treatment of heart disease;

•	Collaborator Fibrocell Science, Inc. (NASDAQ: FCSC) obtained allowance from the FDA to initiate enrollment of pediatric patients in the Phase 2 portion of its Phase 1/2 clinical trial of FCX-007, its gene therapy candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB) – a devastating, genetic skin disease with high mortality. Fibrocell also announced submission of an Investigational New Drug Application (IND) with the FDA for FCX-013, its gene therapy candidate for the treatment of moderate to severe localized scleroderma;

•	Okanagan Specialty Fruits (OSF), a wholly owned subsidiary of Intrexon, announced its non-browning Arctic® Fuji apple has been approved by the Canadian Food Inspection Agency and Health Canada. Arctic® Fuji trees will join the growing commercial orchards of Arctic® Golden and Arctic® Granny apples in spring 2018. OSF planted 266,000 apple trees in 2017 and anticipates the planting of over 600,000 trees in 2018;

•	Intrexon Crop Protection achieved a key research milestone and received a milestone payment in its collaboration with a leading agricultural company developing an eco-friendly fall armyworm solution utilizing Oxitec’s self-limiting insect technology. Native to the Americas, fall armyworm has become increasingly invasive in a range of geographies globally, spreading to at least 28 countries in Africa alone, causing an estimated $13.8 billion in losses of maize, sorghum, rice and sugarcane;

•	During 2017, while exceeding all operational goals, Trans Ova Genetics, a wholly owned subsidiary, initiated pregnancies that are gestating its first genetically engineered bovine and porcine livestock targeted for agricultural purposes. Trans Ova’s bioengineering focus is on improvements to animal health and animal welfare that will provide benefits to both animals and farmers;

•	EnviroFlight, LLC, Intrexon’s joint venture with Darling Ingredients Inc. (NYSE: DAR), is underway with construction of the largest domestic commercial-scale black soldier fly (BSF) larvae production facility, which is expected to open in the second half of 2018, expanding production of advanced BSF ingredients for sustainable animal feed and nutrition; and

•	Intrexon entered into a collaboration with Arch Pharmalabs, Ltd. for development of microbial strains for fermentative production of an active pharmaceutical ingredient that is currently sourced from animals.

Recent Developments:

•	Intrexon structured its principal healthcare assets into two separate wholly owned subsidiaries – Precigen, Inc., a gene and cell therapy company developing precision medicines, and ActoBio Therapeutics, Inc., a company focused, via its proprietary ActoBiotics® platform, on therapeutic delivery of biologics to the site of disease – reflecting their distinct technological and market characteristics and aligning these businesses with management structures to drive shareholder value;

•	Precigen partnered with a major medical center to employ a point-of-care approach using non-viral-based CAR-T immunotherapy for cancer, in which reduced manufacturing time (as short as two days) combined with distributed production is intended to enable faster time to treatment and lower therapeutic costs. First patient dosing is expected in the second quarter of 2018, and Precigen intends to partner with additional medical centers to employ this approach;

•	Collaborator Intrexon T1D Partners, LLC, filed an IND with the FDA to clinically investigate a combination therapy of oral ActoBiotics® therapeutic candidate AG019 with a mAb to interrupt and reverse the onset of type 1 diabetes;

•	Intrexon produced 2,3 Butanediol of 99%+ purity at pilot scale utilizing its proprietary MBP technology platform, and the material was sent to catalyst providers for test conversion to 1,3 Butadiene. Intrexon utilized the pilot plant data to complete the FEL-2 engineering package detailing a production facility with an annual capacity of approximately 40,000 tons; and

•	Intrexon sold 6,900,000 shares of its common stock in an underwritten public offering at a public offering price of $12.50 per share, including the exercise in full by the underwriters of their option to purchase an additional 900,000 shares of common stock. Gross proceeds to Intrexon from the offering were approximately $86.3 million before deducting the underwriting discount and other offering expenses payable by Intrexon.

Fourth Quarter 2017 Financial Highlights:

•	Total revenues of $77.0 million, an increase of 67% over the fourth quarter of 2016;

•	Net loss of $27.3 million attributable to Intrexon, or $(0.23) per basic share, including non-cash charges of $41.5 million;

•	Adjusted EBITDA of $13.7 million, or $0.11 per basic share;

•	The net change in deferred revenue related to upfront and milestone payments, which represents the cash and stock received from collaborators less the amount of revenue recognized during the period, was a decrease of $39.1 million compared to a decrease of $11.3 million in the fourth quarter of 2016; and

•	Cash, cash equivalents, and short-term investments totaled $74.4 million, the value of preferred shares totaled $161.2 million, and the value of common equity securities totaled $15.1 million at December 31, 2017.

Full Year 2017 Financial Highlights:

•	Total revenues of $231.0 million, an increase of 21% over the full year ended December 31, 2016;

•	Net loss of $117.0 million attributable to Intrexon, or $(0.98) per basic share, including non-cash charges of $107.5 million;

•	Adjusted EBITDA of $(11.8) million, or $(0.10) per basic share; and

•	The net change in deferred revenue related to upfront and milestone payments, which represents the cash and stock received from collaborators less the amount of revenue recognized during the period, was a decrease of $67.3 million compared to a net increase of $116.5 million in the full year ended December 31, 2016.

“Intrexon always has intended to be a leader in the field of industrialized biotechnology, by focusing on technology solutions that are more advanced than where most others are investing and making these technologies and their benefits tangibly real,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “We began with the belief that rationally designed, complex transgenes will be superior to tiny gene programs that can be constructed by almost anyone who tries to do so. In our long-held view, the number of high value problems that can be solved with a single gene, for example, are very limited and, even if successful, then very easily duplicated. Further, we realized years ago that gene programs often will require real-time control features in order to regulate their activity.

“As we developed those capabilities, we learned that host cell and organism expertise is a necessary requirement in order to know how to construct and test complex gene programs – and realize their advantages — in real-world situations. One may analogize this to a programming language (the gene program) and an operating system (that of the host cell). Deep expertise in both is essential if one will succeed in advancing functional solutions to complex biological problems. Today, we believe that we are the world leaders in the design and construction of multigenic, controllable gene programs and that we have achieved host expertise in 51 expression host species with additional expertise in diverse cell types across organisms, from the methanotroph to any of several human cells. Importantly, we observe that our original view is becoming more widely recognized as examples of simple gene programming have become appreciated, along with their limitations.

“Because we believed the opportunity space for our technology was vast and the fact that we did not have infinite capital, we went into business in 2011 with a model we refer to as the Exclusive Channel Collaboration. In essence, we formed collaborations with parties in which they paid Intrexon upfront fees, milestone payments and participating economics, as well as fees for our work on behalf of the collaborative product. This model allowed us, in a manner that was capital-sparing for Intrexon, to investigate a multitude of opportunities, many of which have proven out very well thus far both for Intrexon and our collaborators. It always was our intention, however, once we had them, to partner late stage products and platforms rather than early stage work. Indeed, late stage assets are worth much more than the promise of an interesting early stage program and we would rather work on early stage programs in-house and out of the limelight.

“In 2017 we began this transition. We were enabled in this by several events, among them being (1) the quality of the Intrexon scientific leadership and our fine scientists in labs in the Americas and Europe, (2) our achievement of technical success in several projects that had been the labor of years of effort, (3) the interest being shown in these mature programs by large incumbent companies and (4) the maturation of several of our target marketplaces so that our offerings can be better comprehended in context.”

Mr. Kirk concluded, “We realize that it has been painful for many who have invested in Intrexon’s shares but we are determined that 2018 will be a year of vindication for those who have made this journey with us. We lead in several categories that others did not realize would even be categories when we began our work, and we intend to make the most of our advantages.”

Fourth Quarter 2017 Financial Results Compared to Prior Year Period

Total revenues increased $31.0 million, or 67%, from the quarter ended December 31, 2016. Collaboration and licensing revenues increased $28.5 million from the quarter ended December 31, 2016 primarily due to the recognition of previously deferred revenue totaling $28.9 million related to the Company’s collaboration with ZIOPHARM for the treatment of graft-versus-host disease, which was mutually terminated in December 2017. Product revenues were comparable to the quarter ended December 31, 2016. Gross margin on products increased slightly in the current period primarily due to lower cost of cows. Service revenues increased $2.4 million, or 23%, due to an increase in the number of bovine in vitro fertilization cycles performed due to higher customer demand. Gross margin on services decreased slightly in the current period primarily due to an increase in royalties and commissions due to vendors.

Research and development expenses increased $9.5 million, or 33%, due primarily to increases in (i) lab supplies and consulting expenses and (ii) depreciation and amortization. Lab supplies and consulting expenses increased $4.9 million as a result of (i) the progression of certain programs into the preclinical and clinical phases with certain of Intrexon’s collaborators and (ii) the expansion or improvement of certain of the Company’s platform technologies. Depreciation and amortization increased $1.5 million primarily as a result of (i) the amortization of developed technology acquired from Oxitec, which began in November 2016 upon the completion of certain operational and regulatory events, and (ii) the amortization of developed technology acquired from GenVec in June 2017. As a result of the Company’s assessment of the recoverability of goodwill and intangible assets acquired in previous acquisitions, the Company recorded an impairment charge of $16.8 million in the fourth quarter of 2017. Of this amount, $13.0 million was attributable to the write off of goodwill related to the AquaBounty subsidiary, which was based primarily on the fair value of the Company’s holdings in AquaBounty after consideration of the closing of a public financing by AquaBounty in January 2018.

Total other expense, net, decreased $3.6 million, or 41%. This change was primarily attributable to changes in the fair value of the Company’s equity securities and preferred stock portfolio for the period.

Full Year 2017 Financial Results Compared to Prior Year Period

Total revenues increased $40.1 million, or 21%, over the year ended December 31, 2016. Collaboration and licensing revenues increased $35.7 million, or 33%, over the year ended December 31, 2016, primarily due to (i) the recognition of previously deferred revenue totaling $28.9 million related to the Company’s collaboration with ZIOPHARM for the treatment of graft-versus-host disease, which was mutually terminated in December 2017 and (ii) a full year of recognition of deferred revenue associated with the payment received in June 2016 from ZIOPHARM to amend the collaborations between the parties. Product revenues decreased $3.4 million, or 9%, primarily due to lower customer demand for cows and live calves. Gross margin on products improved slightly in the current period primarily due to a decline in the average cost of cows. Service revenues increased $7.6 million, or 18%, due to an increase in the number of bovine in vitro fertilization cycles performed due to higher customer demand. Gross margin on services decreased slightly in the current period primarily due to an increase in royalties and commissions due to vendors.

Research and development expenses increased $31.1 million, or 28%, due primarily to increases in (i) lab supplies and consulting expenses, (ii) salaries, benefits and other personnel costs for research and development employees, (iii) depreciation and amortization, and (iv) rent and utilities expenses. Lab supplies and consulting expenses increased $11.3 million as a result of (i) the progression of certain programs into the preclinical and clinical phases with certain of Intrexon’s collaborators and (ii) the expansion or improvement of certain of the Company’s platform technologies. Salaries, benefits and other personnel costs increased $8.0 million due to an increase in research and development headcount necessary to invest in current or expanding platforms and to develop new prospective collaborations and other partnering opportunities. Depreciation and amortization increased $5.8 million primarily as a result of (i) the amortization of developed technology acquired from Oxitec, which began in November 2016 upon the completion of certain operational and regulatory events, and (ii) the amortization of developed technology acquired from GenVec in June 2017. Rent and utilities expenses increased $3.3 million due to the expansion of certain facilities to support the Company’s increased headcount. Selling general and administrative expenses increased $3.8 million, or 3%. Salaries, benefits and other personnel costs increased $4.2 million primarily due to increased headcount to support the Company’s expanding operations. Legal and professional fees increased $4.2 million primarily due to (i) increased legal fees to defend ongoing litigation and to support our evolving corporate strategy and (ii) consulting fees related to potential business opportunities and public relations. These increases were partially offset by $4.3 million in litigation expenses recorded in the prior period arising from the entrance of a court order in Trans Ova Genetics, L.C.’s trial with XY, LLC. As a result of the Company’s assessment of the recoverability of goodwill and intangible assets acquired in previous acquisitions, the Company recorded an impairment charge of $16.8 million in the fourth quarter of 2017. Of this amount, $13.0 million was attributable to the write off of goodwill related to the AquaBounty subsidiary which was based primarily on the fair value of the Company’s holdings in AquaBounty after consideration of the closing of a public financing by AquaBounty in January 2018.

Total other income (expense), net, increased $70.3 million, or 147%. This increase was primarily attributable to (i) the change in fair market value of the Company’s equity securities portfolio, investments in preferred stock and other convertible instruments and (ii) a full year of dividend income from the Company’s investment in preferred stock of ZIOPHARM.

Equity in net loss of affiliates, which includes the Company’s pro-rata share of the net losses of its investments accounted for using the equity method of accounting, decreased $6.8 million, or 32%. This decrease was primarily due to the temporary redeployment of certain of the Company’s resources away from joint venture programs towards supporting prospective new platforms and additional collaborations.

Conference Call and Webcast

The Company will host a conference call today Thursday, March 1st, at 5:30 PM ET to discuss the fourth quarter and full year 2017 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 1163462 to join the Intrexon Corporation Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Intrexon’s current financial performance.

Trademarks

Intrexon, AdenoVerse, Arctic, ActoBio Therapeutics, ActoBiotics, RTS, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release include, but are not limited to, statements regarding clinical and pre-clinical development activities by Intrexon and its collaborators, commercial and business development plans and the submission of regulatory filings. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future collaborations and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) the volatility of Intrexon’s stock price; (viii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (ix) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (x) the outcomes of pending or future litigation; (xi) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (xii) Intrexon’s ability to retain and recruit key personnel; (xiii) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xiv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xv) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact: Thomas Shrader, PhD Vice President, Communications & Strategy investors@intrexon.com	Corporate Contact: Marie Rossi, PhD Director, Technical Communications Tel: +1 (301) 556-9850 publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$68,111	$62,607
Restricted cash	6,987	6,987
Short-term investments	6,273	174,602
Equity securities	5,285	—
Receivables
Trade, net	19,775	21,637
Related parties	17,913	16,793
Notes, net	—	1,500
Other	2,153	2,555
Inventory	20,493	21,139
Prepaid expenses and other	7,057	7,361

Total current assets	154,047	315,181
Long-term investments	—	5,993
Equity securities, noncurrent	9,815	23,522
Investments in preferred stock	161,225	129,545
Property, plant and equipment, net	112,674	64,672
Intangible assets, net	232,877	225,615
Goodwill	153,289	157,175
Investments in affiliates	18,870	23,655
Other assets	4,054	3,710

Total assets	$846,851	$949,068

Current liabilities
Accounts payable	$8,701	$8,478
Accrued compensation and benefits	6,474	6,540
Other accrued liabilities	21,080	15,776
Deferred revenue	42,870	53,364
Lines of credit	233	820
Current portion of long term debt	502	386
Deferred consideration	—	8,801
Related party payables	313	440

Total current liabilities	80,173	94,605
Long term debt, net of current portion	7,535	7,562
Deferred revenue, net of current portion	193,527	256,778
Deferred tax liabilities, net	15,620	17,007
Other long term liabilities	3,451	3,868

Total liabilities	300,306	379,820

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,397,005	1,325,780
Accumulated deficit	(847,820)	(729,341)
Accumulated other comprehensive loss	(15,554)	(36,202)

Total Intrexon shareholders’ equity	533,631	560,237
Noncontrolling interests	12,914	9,011

Total equity	546,545	569,248

Total liabilities and total equity	$846,851	$949,068

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Year ended
(Amounts in thousands, except share and per share data)	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Collaboration and licensing revenues	$56,195	$27,727	$145,579	$109,871
Product revenues	7,809	7,692	33,589	36,958
Service revenues	12,721	10,318	50,611	43,049
Other revenues	303	265	1,202	1,048

Total revenues	77,028	46,002	230,981	190,926

Operating Expenses
Cost of products	7,638	8,212	33,263	37,709
Cost of services	7,720	5,998	29,525	23,930
Research and development	38,544	29,020	143,207	112,135
Selling, general and administrative	32,845	35,362	146,103	142,318
Impairment loss	16,773	—	16,773	—

Total operating expenses	103,520	78,592	368,871	316,092

Operating loss	(26,492)	(32,590)	(137,890)	(125,116)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities and preferred stock	(6,654)	(13,506)	2,586	(58,894)
Interest expense	(113)	(102)	(611)	(861)
Interest and dividend income	5,048	4,373	19,485	10,190
Other income, net	(3,440)	495	1,013	1,700

Total other income (expense), net	(5,159)	(8,740)	22,473	(47,865)
Equity in net loss of affiliates	(3,010)	(4,169)	(14,283)	(21,120)

Loss before income taxes	(34,661)	(45,499)	(129,700)	(194,151)
Income tax benefit	716	587	2,880	3,877

Net loss	$(33,945)	$(44,912)	$(126,820)	$(190,274)
Net loss attributable to the noncontrolling interests	6,679	775	9,802	3,662

Net loss attributable to Intrexon	$(27,266)	$(44,137)	$(117,018)	$(186,612)

Net loss per share, basic and diluted	$(0.23)	$(0.37)	$(0.98)	$(1.58)

Weighted average shares outstanding, basic and diluted	120,763,034	118,575,544	119,998,826	117,983,836

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, shares issued as compensation for services, impairment loss, bad debt expense, litigation expense, realized and unrealized appreciation or depreciation in the fair value of equity securities and preferred stock, and equity in net loss of affiliates. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Intrexon’s management and Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitate comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in a manner similar to how its management and Board of Directors evaluate operating results (except for the impact of the change in deferred revenue related to upfront and milestone payments, which is adjusted in the measures evaluated by management and the Board of Directors as discussed below). While Intrexon believes that its non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Shares issued as compensation for services and bad debt expense are noncash expenses which Intrexon excludes in evaluating its financial and operating performance;

•	Impairment loss is a noncash expense which represents the write down of the book value of acquired goodwill and intangible assets when fair value is determined to be less than book value. These charges are nonrecurring and may vary significantly based on economic, regulatory, political and other circumstances;

•	Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term, except as otherwise disclosed;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•	Litigation expense is an estimate of the net amount due, including prejudgment interest, as a result of the final court order from Trans Ova’s trial with XY, LLC. Intrexon believes it has compelling grounds to overturn the adverse rulings of the court order through appellate action and that, as a result, the amount of the damages could be reduced or eliminated.

Furthermore, supplemental information about the impact of the change in deferred revenue related to upfront and milestone payments is provided below. GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company initially defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. The supplemental information about the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Management and the Board of Directors consider this information in evaluating Intrexon’s operating performance as they believe it permits the quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In thousands)
Net loss attributable to Intrexon	$(27,266)	$(44,137)	$(117,018)	$(186,612)
Interest expense	95	66	546	681
Income tax benefit	(716)	(587)	(2,880)	(3,877)
Depreciation and amortization	8,139	6,793	30,641	24,085

EBITDA	$(19,748)	$(37,865)	(88,711)	(165,723)
Stock-based compensation	9,612	11,553	41,525	42,122
Shares issued as payment for services	2,678	2,493	11,118	10,777
Impairment loss	11,326	—	11,326	—
Bad debt expense	124	354	1,217	1,963
Litigation expense	—	—	—	4,228
Unrealized and realized (appreciation) depreciation in fair value of equity securities and preferred stock	6,654	13,506	(2,586)	58,894
Equity in net loss of affiliates	3,010	4,169	14,283	21,120

Adjusted EBITDA	$13,656	$(5,790)	$(11,828)	(26,619)

Weighted average shares outstanding, basic	120,763,034	118,575,544	119,998,826	117,983,836
Weighted average shares outstanding, diluted	121,139,803	118,575,544	119,998,826	117,983,836
Adjusted EBITDA per share, basic	$0.11	$(0.05)	$(0.10)	$(0.23)
Adjusted EBITDA per share, diluted	$0.11	$(0.05)	$(0.10)	$(0.23)

Supplemental information:
Impact of change in deferred revenue related to upfront and milestone payments	$(39,118)	$(11,259)	$(67,336)	$116,536